Exhibit 8.2

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                      MALIZIA, SPIDI, SLOANE & FISCH, P.C.
                               One Franklin Square
                               1301 K Street, N.W.
                                 Suite 700 East
                             Washington, D.C. 20005

                            Telephone: (202) 434-4660
                           Telecopier: (202) 434-4661

                                                     WRITER'S DIRECT DIAL NUMBER




May 7, 1998

Board of Directors
Roxborough-Manayunk Federal Savings Bank
Thistle Group Holdings, Inc.
6060 Ridge Avenue
Philadelphia, Pennsylvania  19128

Board Members:

         You have requested our opinion regarding certain Pennsylvania tax consequences to FJF Financial, M.H.C. (the "MHC"), Thistle Group Holdings, Inc. (the "Mid-Tier") and Roxborough-Manayunk Federal Savings Bank (the "Bank"), and the Bank's depositors under the laws of the Commonwealth of Pennsylvania of the proposed mutual-to-stock conversion and reorganization (the "Conversion and Reorganization") under which the MHC will convert from the mutual holding company form to the stock form. In addition, the MHC will simultaneously reorganize its corporate structure to the holding company structure as described in the Plan of Conversion and Reorganization of FJF Financial, M.H.C. and Plans of Merger between FJF Financial, M.H.C., Thistle Group Holdings, Inc. and Roxborough-Manayunk Federal Savings Bank adopted on February 18, 1998, as amended (the "Plan").

         We have provided the Mid-Tier and the Bank an opinion of this firm regarding the material federal income tax consequences of the Conversion and Reorganization (the "Federal Tax Opinion"). Based upon the facts stated in the Federal Tax Opinion, including certain representations of the MHC, the Mid-Tier, and the Bank, the Federal Tax Opinion concludes, among other things, that certain transactions contemplated by the Conversion and Reorganization qualify as tax-free reorganizations under ss. 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended ("Code"), and that the MHC, the Bank, the Mid-Tier, and members of the MHC will not recognize income, gain, or loss for federal income tax purposes upon the implementation of the Plan.

         Based upon (1) the facts and circumstances attendant to the Conversion and Reorganization, including the representations of the Bank, as described in the Federal Tax Opinion, (2) current provisions of Pennsylvania law, as reflected in Pennsylvania statutes, administrative regulations and rulings thereunder, and court decisions, (3) the Federal Tax Opinion, and (4) the assumption that the Conversion and Reorganization will not result in the recognition of any gain or income on the books of the Bank, the Mid-Tier, or the MHC under


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Boards of Directors
Roxborough-Manayunk Federal Savings Bank
Thistle Group Holdings, Inc.
May 7, 1998
Page 2

generally accepted accounting principles, it is our opinion that under the laws of the Commonwealth of Pennsylvania, the implementation of the Conversion and Reorganization will not cause any tax liability to be incurred by the Bank, the MHC, the Mid-Tier, the members of the MHC, or Thistle Group Holdings, Co. (the "Holding Company").

         Our opinions herein are expressly limited to the Pennsylvania Mutual Thrift Institutions Tax ("MTIT"), the Pennsylvania Personal Income Tax ("PIT"), and the Pennsylvania Corporate Net Income Tax ("CNIT"), and specifically do not include any opinions with respect to the consequences to depositors of the implementation of the Conversion and Reorganization under any other taxes imposed by the Commonwealth of Pennsylvania or any other subdivision thereof, or imposed by states other than Pennsylvania and local jurisdictions of such states. In addition, the opinions herein specifically do not include (1) an opinion with respect to the consequences to the Bank, the MHC, the Mid-Tier, and the Holding Company of the implementation of the Plan under any local taxes imposed by any political subdivision of the Commonwealth of Pennsylvania, and under any state or local realty or other transfer tax, or (2) an opinion with respect to tax liabilities under the MTIT, the PIT, or the CNIT attributable to events after the Conversion and Reorganization or to any assets held or acquired by the Holding Company other than stock of the Bank.

         Our opinion is based on the facts and conditions as stated herein, whether directly or by reference to the Federal Tax Opinion. If any of the facts and conditions are not entirely complete or accurate, it is imperative that we be informed immediately, as the inaccuracy or incompleteness could have a material effect on our conclusions. In rendering our opinion, we are relying upon the relevant provisions of the Code, the laws of the Commonwealth of Pennsylvania, as amended, the regulations and rules thereunder and judicial and administrative interpretations thereof, which are subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions. Any such changes could also have an effect on the validity of our opinion. We undertake no responsibility to update or supplement our opinion. Our opinion is not binding on the Internal Revenue Service or the Commonwealth of Pennsylvania, nor can any assurance be given that any of the foregoing parties will not take a contrary position or that our opinion will be upheld if challenged by such parties.

         Finally, we hereby consent to the filing of this opinion as an exhibit to the Application for Conversion on Form AC ("Form AC") of the MHC filed with the Office of Thrift Supervision, the filing of this opinion as an exhibit to the Application H-(e)(1)S of the Holding


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Boards of Directors
Roxborough-Manayunk Federal Savings Bank
Thistle Group Holdings, Inc.
May 7, 1998
Page 3


Company to be filed with the Office of Thrift Supervision, and the filing of this opinion as an exhibit to the Holding Company's Registration Statement on Form S-1 ("Form S-1") to be filed with the Securities and Exchange Commission, and to reference to our firm in the prospectus contained in the Form AC and Form S-1.

                                          Very truly yours,


                                          /s/Malizia, Spidi, Sloane & Fisch
                                          --------------------------------------
                                          Malizia, Spidi, Sloane & Fisch, P.C.